Exhibit 99.1

NEWS BULLETIN	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NASDAQ: DDIC

For Further Information:

Mikel H. Williams Chief Executive Officer (714) 688-7200	Sally Goff Chief Financial Officer (714) 688-7200	Kathleen Buczko NMC Partners Investor/Analyst Information (562) 366-1552

DDi Corp. Announces Fourth Quarter and Full Year 2006 Results
ANAHEIM, Calif., March 1, 2007 — DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced PCB engineering and manufacturing services, today reported financial results for its fourth quarter and full year ended December 31, 2006.
Fourth Quarter Highlights
The Company reported fourth quarter 2006 net sales of $43.3 million, adjusted EBITDA of $4.3 million, and net loss of $95,000.
On October 23, 2006, DDi completed its acquisition of Sovereign Circuits, Inc. (“Sovereign”) for $5.2 million in cash, 1.2 million shares of DDi common stock, and the assumption of Sovereign’s net debt of approximately $1.7 million (net of cash acquired of $0.6 million). As a result, fourth quarter results include the operations of Sovereign from October 23, 2006 through December 31, 2006.
Also in October, the Company repurchased the remaining balance of $11.0 million face value of Series B Preferred Stock for $5.5 million in cash and the issuance of 731,737 shares of DDi common stock. As a result of these transactions, the Company has now retired all shares of its Series B Preferred Stock.
Fourth Quarter Results
Fourth quarter 2006 net sales of $43.3 million decreased 10 percent over the same period in 2005 due to the sale of the assembly business in the third quarter of 2006. Fourth quarter PCB sales were up 3 percent compared to PCB sales of $41.9 million in the fourth quarter of 2005 and were essentially flat from third quarter 2006 PCB sales of $43.2 million. Excluding the impact of the Sovereign acquisition, fourth quarter 2006 PCB sales were down due to a slight softening in the market.
Gross margin for the fourth quarter improved to 19.6 percent of net sales from 13.8 percent of net sales in the prior year fourth quarter primarily due to lower non-cash compensation expense in 2006 compared to 2005 and the sale of the lower margin assembly business in September 2006. PCB gross margin increased 4.5 points from 15.1 percent of net PCB sales in the fourth quarter of 2005 but was sequentially down from 20.8 percent of net PCB sales in the third quarter of 2006. The year over year increase in the PCB gross margin percentage was primarily due to the lower non-cash

DDi Corp. Fourth Quarter and Fiscal 2006 Earnings Results

compensation expense. The decrease in the PCB gross margin percentage on a sequential basis is primarily due to a slight softening in PCB sales as well as operating inefficiencies associated with the holiday season and plant maintenance.
Total sales and marketing expenses for the fourth quarter of 2006 were $3.1 million, or 7.1 percent of net sales, down from $4.3 million, or 8.9 percent of net sales, in the fourth quarter of 2005, primarily due to the sale of the assembly business and lower non-cash compensation expense in 2006. Sequentially, sales and marketing expenses were down from $3.9 million, or 7.6 percent of net sales, for the third quarter of 2006 primarily due to the sale of the assembly business.
Total general and administrative expenses decreased to $4.0 million, or 9.1 percent of net sales compared to $5.4 million, or 11.2 percent of net sales, for the fourth quarter of 2005. The decrease is primarily due to lower officer’s severance as well as the sale of the assembly business and lower Sarbanes-Oxley compliance costs in 2006 compared to 2005. Sequentially, general and administrative expenses increased by $0.6 million from $3.3 million, or 6.5 percent of net sales, for the third quarter of 2006 primarily due to the timing of Sarbanes-Oxley costs and an accrual for management incentives in the fourth quarter, partially offset by the sale of the assembly business.
Adjusted EBITDA (excluding non-cash compensation and restructuring charges) for the fourth quarter was $4.3 million, a 12 percent improvement over the adjusted EBITDA (excluding non-cash compensation, restructuring charges, and officer’s severance) in the fourth quarter of 2005 of $3.8 million, but down slightly from the $4.7 million of adjusted EBITDA (excluding non-cash compensation, restructuring charges, and loss on sale of assembly business) for the third quarter of 2006.
Net loss was $95,000 for the fourth quarter of 2006 compared to a net loss of $5.6 million in the fourth quarter of 2005, an improvement of 98 percent. Sequentially, the net loss improved from a net loss of $4.5 million in the third quarter of 2006, primarily due to the loss on sale of the assembly business recorded in the third quarter of 2006 of $4.5 million. The net loss applicable to common stockholders for the fourth quarter of 2006 was $11.1 million, or $0.50 net loss per share, compared to $7.4 million, or $0.41 net loss per share, for the same period in 2005. The increase in net loss applicable to common stockholders was due to a $10.7 million one-time, non-cash reduction in earnings applicable to common stockholders used in the calculation of earnings per share in the fourth quarter related to the Series B repurchase in October 2006. For accounting purposes, this reduction is included when calculating earnings per share applicable to common stockholders and does not represent a charge that was recorded in our results of operations or cash flows.
Mikel Williams, President and Chief Executive Officer of DDi Corp., stated, “I am extremely pleased with the progress we have made this year. We have improved the financial performance of the company, strategically realigned around our core PCB business, finished the financial restructuring and made significant improvements to the management team. More recently, we have taken significant steps to strengthen the sales organization with the addition of Jerry Barnes as our SVP Sales in January. Jerry and other recent additions to our sales team add additional depth and experience to the company. Going forward, we will continue to

DDi Corp. Fourth Quarter and Fiscal 2006 Earnings Results

focus on exceeding customer demand through exceptional operational performance and growing our market share.”
2006 Full Year Results
The Company reported 2006 net sales of $198.1 million, a 7 percent increase over 2005 net sales of $184.6 million. PCB sales were $174.4 million, up 14 percent compared to PCB sales of $153.5 million in 2005. The increase in PCB sales was primarily due to an increase in volume of layers shipped and in increase in average layer pricing as well as the acquisition of Sovereign in the fourth quarter.
Gross margin for 2006 improved to 19.1 percent of net sales from 14.4 percent of net sales in 2005 primarily due to the improved operating efficiencies and loading of the facilities in the PCB business, lower non-cash compensation expense in 2006 compared to 2005, and no inventory impairment in 2006 as well as the impact of the sale of the lower margin assembly business in September 2006. PCB gross margin increased to 20.5 percent of net PCB sales compared to 16.2 percent of net PCB sales in 2005 primarily due to improved operating performance and lower non-cash compensation expense.
Total sales and marketing expenses for 2006 were $15.2 million, or 7.7 percent of net sales, up slightly from $15.0 million, or 8.1 percent of net sales, in 2005. The improvement in expenses as a percentage of net sales is due primarily to improved leverage of our fixed sales costs across a higher volume of sales.
Total general and administrative expenses were $14.5 million, or 7.3 percent of net sales, for 2006, a decrease of 8 percent compared to $15.7 million, or 8.5 percent of net sales, for 2005. The decrease is primarily due to lower executive compensation and severance, as well as the sale of the assembly business and lower Sarbanes-Oxley costs in 2006 compared to 2005, partially offset by the acquisition of Sovereign.
Adjusted EBITDA (excluding non-cash compensation, restructuring charges, legal reserve and loss on sale of assembly business) for 2006 was $19.8 million, a 55 percent improvement over the adjusted EBITDA (excluding non-cash compensation, restructuring charges, officer’s severance and goodwill impairment) in 2005 of $12.8 million.
Net loss was $7.2 million for 2006 compared to a net loss of $64.0 million for 2005. This improvement was primarily due to the goodwill impairment of $54.7 million in 2005 as well as better overall operating performance in 2006. The net loss applicable to common stockholders for 2006 was $23.7 million, or $1.21 net loss per share, compared to $70.4 million, or $8.76 net loss per share, for 2005. Included in the 2006 net loss applicable to common stockholders was a $10.7 million one-time, non-cash reduction in earnings applicable to common stockholders used in the calculation of earnings per share in the fourth quarter related to the Series B repurchase in October 2006. For accounting purposes, this reduction is included when calculating earnings per share applicable to common stockholders and does not represent a charge that was recorded in our results of operations or cash flows.

DDi Corp. Fourth Quarter and Fiscal 2006 Earnings Results

Liquidity
As of December 31, 2006, DDi had total cash and cash equivalents of $15.9 million and no borrowings outstanding under its revolving credit facility which had a borrowing capacity of $15.3 million. Our revolving credit facility expires on March 31, 2007. We are currently in the process of negotiating its renewal which we anticipate will be finalized prior to its expiration.
Conference Call and Webcast
A conference call with simultaneous webcast to discuss fourth quarter and full year 2006 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through March 8, 2007 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 89868855. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit the www.ddiglobal.com.
About DDi
DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.
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Non-GAAP Financial Measures
This release includes ‘adjusted EBITDA’, a non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measure, provides useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as alternatives to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, DDi’s ability to extend its presence in other markets which it believes are less vulnerable to other manufacturers, and the anticipated benefits of the acquisition of Sovereign Circuits. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse

DDi Corp. Fourth Quarter and Fiscal 2006 Earnings Results

state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
[Financial Tables follow]

DDi Corp. Fourth Quarter and Fiscal 2006 Earnings Results

DDi Corp.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Dec. 31, 2006	Dec. 31, 2005	Sep. 30, 2006
Net sales	$43,277	$48,164	$51,374
Cost of goods sold	34,812	41,535	42,263

Gross profit	8,465	6,629	9,111
Operating expenses:
Sales and marketing	3,060	4,291	3,879
General and administrative	3,956	5,374	3,331
Amortization of intangibles	1,295	1,150	1,150
Loss on sale of assembly business	—	—	4,544
Restructuring and other related charges	148	131	120

Operating income (loss)	6	(4,317)	(3,913)
Interest and other expense, net	337	668	265

Loss before income taxes	(331)	(4,985)	(4,178)
Income tax (benefit) expense	(236)	621	307

Net loss	(95)	(5,606)	(4,485)
Less: Series B preferred stock dividends, accretion and repurchase charge	(11,021)	(1,804)	(1,798)

Net loss applicable to common stockholders	$(11,116)	$(7,410)	$(6,283)

Net loss per common share applicable to common stockholders — basic and diluted	$(0.50)	$(0.41)	$(0.32)
Weighted-average shares used in per share computations — basic and diluted	22,045	18,240	19,819

DDi Corp. Fourth Quarter and Fiscal 2006 Earnings Results

DDi Corp.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Year Ended	Year Ended
	Dec. 31, 2006	Dec. 31, 2005
Net sales	$198,115	$184,625
Cost of goods sold	160,188	157,959

Gross profit	37,927	26,666
Operating expenses:
Sales and marketing	15,228	14,993
General and administrative	14,543	15,728
Amortization of intangibles	4,744	4,598
Loss on sale of assembly business	4,544	—
Litigation reserve	1,727	—
Restructuring and other related charges	1,140	4,703
Goodwill impairment	—	54,669

Operating loss	(3,999)	(68,025)
Interest and other expense, net	1,406	4,756

Loss from continuing operations before income taxes	(5,405)	(72,781)
Income tax expense	1,828	1,429

Loss from continuing operations	(7,233)	(74,210)
Income from discontinued operations	—	10,236

Net loss	(7,233)	(63,974)
Less: Series B preferred stock dividends, accretion and repurchase charge	(16,419)	(6,473)

Net loss applicable to common stockholders	$(23,652)	$(70,447)

Loss per common share from continuing operations applicable to common stockholders — basic and diluted	$(1.21)	$(10.04)
Net loss per common share applicable to common stockholders — basic and diluted	$(1.21)	$(8.76)
Weighted-average shares used in per share computations — basic and diluted	19,623	8,039

DDi Corp. Fourth Quarter and Fiscal 2006 Earnings Results

DDi Corp
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$15,920	$25,985
Cash and cash equivalents, restricted	—	2,972
Accounts receivable, net	24,593	29,710
Inventories	14,559	16,117
Prepaid expenses and other	1,146	1,506

Total current assets	56,218	76,290
Property, plant and equipment, net	31,162	31,063
Goodwill and intangibles, net	51,696	55,256
Other assets	535	1,719

Total assets	$139,611	$164,328

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Revolving credit facility	$—	$19,929
Accounts payable	12,884	15,443
Accrued expenses and other current liabilities	12,104	14,709

Total current liabilities	24,988	50,081
Other long-term liabilities	5,056	4,745

Total liabilities	30,044	54,826

Series B mandatorily redeemable preferred stock	—	1,513

Stockholders’ equity:
Common stock and additional paid-in-capital	240,379	231,839
Deferred compensation	—	(349)
Accumulated other comprehensive income	268	346
Accumulated deficit	(131,080)	(123,847)

Total stockholders’ equity	109,567	107,989

Total liabilities, mandatorily redeemable preferred stock and stockholders’ equity	$139,611	$164,328

DDi Corp. Fourth Quarter and Fiscal 2006 Earnings Results

DDi Corp.
Schedule of Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Dec. 31, 2006	Dec. 31, 2005	Sep. 30, 2006
Adjusted EBITDA:
GAAP net loss applicable to common stockholders	$(11,116)	$(7,410)	$(6,283)
Add back:
Interest and other expense, net	337	668	265
Income tax expense (benefit)	(236)	621	307
Depreciation	2,335	2,609	2,372
Amortization of intangibles	1,295	1,150	1,150
Non-cash compensation	496	3,225	384
Officer’s severance	—	1,031	—
Restructuring and other related charges	148	131	120
Loss on sale of assembly business	—	—	4,544
Series B preferred stock dividends, accretion and repurchase charge	11,021	1,804	1,798

Adjusted EBITDA **	$4,280	$3,829	$4,657

	Year Ended	Year Ended
	Dec. 31, 2006	Dec. 31, 2005
Adjusted EBITDA:
GAAP net loss applicable to common stockholders	$(23,652)	$(70,447)
Add back:
Interest and other expense, net	1,406	4,756
Income tax expense	1,828	1,429
Depreciation	9,848	9,927
Amortization of intangibles	4,744	4,598
Loss on sale of assembly business	4,544	—
Goodwill impairment	—	54,669
Non-cash compensation	1,547	4,602
Officer’s severance	240	1,031
Restructuring and other related charges	1,140	5,956
Litigation reserve	1,727	—
Income from discontinued operations	—	(10,236)
Series B preferred stock dividends, accretion and repurchase charge	16,419	6,473

Adjusted EBITDA **	$19,791	$12,758

** Earnings before interest and other expense, income taxes, depreciation, amortization, non-cash compensation, Officer’s severance, restructuring and other related charges, goodwill impairment, litigation reserve, loss on sale of assembly business and income from discontinued operations